Rule 424(b)(5)
                                                        File No. 33-49463



       PRICING SUPPLEMENT NO. 2, DATED NOVEMBER 20, 1996
       (To Prospectus dated April 13, 1993
       and Prospectus Supplement dated April 15, 1993)

       JERSEY CENTRAL POWER & LIGHT COMPANY
       Secured Medium-Term Notes, Series D
       (A Series of First Mortgage Bonds)



       Trade Date:                  November 19, 1996

       Principal Amount:            $40,000,000

       Original Issue Date:         November 26, 1996

       Maturity Date:               November 26, 2001

       Issue Price:                 100.00%

       Interest Rate:               6.45%

       Additional Terms:            Redeemable as described under
                                    "Description of Secured Medium-Term
                                    Notes, Series D - Redemption and
                                    Repurchase" in the Prospectus
                                    Supplement dated April 15, 1993.

       Agents  Discounts or
        Commissions:                .500%

       Net Proceeds to Company:     99.500%

       Additional Information:      Effective October 27, 1995, United
                                    States Trust Company of New York
                                    ( U.S. Trust ) became Trustee under
                                    the Company s Indenture, dated as of
                                    March 1, 1946, as supplemented and
                                    amended, and Paying Agent for the
                                    Notes.  All references in the
                                    Prospectus and Prospectus Supplement
                                    to the Trustee, the Paying Agent or
                                    to IBJ Schroder Bank and Trust
                                    Company shall be deemed to refer to
                                    U.S. Trust, 114 West 47th Street,
                                    New York, New York 10036.

       Plan of Distribution:        $20,000,000 principal amount of the
                                    Notes has been sold to Morgan
                                    Stanley & Co. Incorporated, as
                                    principal, for resale to purchasers
                                    upon the terms described in the
                                    Prospectus Supplement.  (See  Plan
                                    of Distribution of Notes  in the
                                    Prospectus Supplement.)



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